EXHIBIT 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend
Derby, VT	October 8, 2003	For immediate release

For more information, contact Richard C. White at 802-334-7915

     Community Bancorp., the parent company of Community National Bank, of Derby, VT had reported earnings for the third quarter ended September 30, 2003 of $1,000,589 or $0.27 per share compared to $801,209 or $0.21 per share for the same period a year ago. Year to date earnings were reported at $2,998,526 or $0.80 per share compared to $2,365,592 or $0.63 per share for the first nine months of 2002. This results in an earnings per share increase of 29% for the quarter and 27% year to date.

     Total assets as of September 30, 2003 were $320,126,742 compared to $302,495,685 a year ago and total loans of $202,900,800 and deposits of $273,586,642, representing growth of 1% and 8% respectively.

     In commenting on the company's performance for the year, President Richard C. White said that the modest growth in our loan portfolio is a reflection of the fact that many of our customers have opted for fixed rate mortgages, most of which are sold into the secondary market and not carried on the bank's books. Mortgage activity at the bank was very brisk through the first nine months resulting in 802 mortgage loans to families and individuals in our service area totaling over $72,000,000.

     The Company's Board of Directors has declared a cash dividend of sixteen cents per share, payable November 1, 2003 to shareholders of record as of October 15, 2003.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

     Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the company's business or impose additional costs and regulatory requirements.